Exhibit 99.1

Blount Announces Third Quarter 2015 Results

•	Third quarter 2015 sales of $209 million, down 15 percent compared to prior year

•	Net debt down $28 million on positive free cash flow generation

•	Adjusted EBITDA of $30 million increased sequentially by 11 percent, down 22 percent versus prior year

•	Additional actions taken in third quarter to align production rates and spending with updated 2015 outlook

•	Continued headwind from strong U.S. Dollar, global economic conditions, and cyclical downturn in agricultural markets

•	Full year 2015 outlook of $820 million to $840 million of sales and $100 million to $105 million of Adjusted EBITDA

PORTLAND, OR - November 9, 2015: Blount International, Inc. [NYSE: BLT] (“Blount” or “Company”) today announced results for the third quarter ended September 30, 2015.

Results for the Quarter Ended September 30, 2015
Sales in the third quarter were $209.2 million, a decrease of $36.1 million or 14.7 percent compared to the third quarter of 2014. Operating income for the third quarter of 2015 was $14.1 million compared to $23.5 million in the same quarter last year. Consolidated Adjusted EBITDA for the third quarter of 2015 was $29.8 million compared to $38.2 million in the third quarter of 2014. Third quarter net income was $12.3 million, or $0.25 per diluted share, compared to net income of $16.1 million, or $0.32 per diluted share, in the same quarter last year.

“We continued to experience significant headwinds in the third quarter driven by the strength of the U.S. Dollar,” stated Josh Collins, Blount’s Chairman and CEO. “Our sales were unfavorably impacted by current global economic conditions, continued U.S. Dollar strength versus foreign currencies, and the cyclical downturn in the agriculture machinery market that has negatively impacted sales in most parts of our FRAG business. In response to the lower demand, we have further reduced production rates and headcount, primarily at our U.S.-based production facilities, and we are actively managing our spending and staffing while maintaining focus on our strategic investments.”

Blount operates primarily in two business segments - the Forestry, Lawn, and Garden (“FLAG”) segment and the Farm, Ranch, and Agriculture (“FRAG”) segment. The Company reports separate results for the FLAG and FRAG segments. Blount’s Concrete Cutting and Finishing (“CCF”) business is included in “Corporate and Other.”

Forestry, Lawn, and Garden
The FLAG segment had third quarter 2015 sales of $129.7 million, which was $29.4 million, or 18.5 percent, lower than the third quarter of 2014, primarily as the result of reduced unit volume along with foreign currency exchange rate changes. Segment sales were unfavorably impacted by pressure from continued U.S. Dollar strength where the company invoices in U.S. Dollars outside the U.S. Additionally, sales to OEMs remained soft, primarily in North

America, reflective of the broader global economic impact on forestry and lawn and garden equipment. Sales decreased by approximately 21 percent in Europe, five percent in North America, 24 percent in Asia, and 30 percent in all other geographies combined. The change in segment sales for the comparable third quarter periods is illustrated below.

Change in FLAG Segment Sales
(In millions; amounts may not sum due to rounding)	Sales	Change
Third quarter 2014	$159.1
Increase / (Decrease)
Foreign Exchange Translation	(10.5)	(6.6)%
	148.7	(6.6)%
Unit Volume	(19.5)	(12.2)%
Selling Price / Mix	0.5	0.3%
Third quarter 2015	$129.7	(18.5)%

Segment backlog was $99.6 million at September 30, 2015, a decrease of 27 percent from $135.7 million on September 30, 2014.

Segment Earnings Before Interest, Taxes, Depreciation, Amortization, and certain charges (“Adjusted EBITDA”) were $24.3 million for the third quarter of 2015, including $7.1 million of allocated shared services expenses. Adjusted EBITDA declined 28 percent for the third quarter of 2015 versus the third quarter of 2014. The change in FLAG contribution to operating income and Adjusted EBITDA for the comparable third quarter periods is presented below.

Change in FLAG Segment Contribution to Operating Income and Adjusted EBITDA
(In millions; amounts may not sum due to rounding)
	Contribution to Operating Income	As a Percent of Segment Sales	Depreciation, Amortization, and Other	Adjusted EBITDA	As a Percent of Segment Sales
Third quarter 2014	$26.5	16.7%	$7.2	$33.8	21.2%
Increase / (Decrease)
Steel Costs	1.2
Foreign Exchange Translation	0.1
	27.8	18.7%
Unit Volume	(7.0)
Selling Price / Mix	0.5
Costs / Mix	(3.7)
	17.6	13.6%
Acquisition accounting(1)	0.2
Third quarter 2015	$17.8	13.7%	$6.5	$24.3	18.8%

(1) Represents change in non-cash acquisition accounting impact for all FLAG business units

Segment contribution to operating income and Adjusted EBITDA declined mostly due to lower sales volumes, as illustrated above, and higher overall operating costs and mix. Operating costs, including mix, were approximately $3.7 million higher, primarily due to higher manufacturing costs of $5.4 million on lower production volumes, partially offset by $1.7 million lower SG&A spending in the segment. FLAG factory utilization was 78 percent in the third quarter of 2015 compared to 88 percent in the third quarter of 2014. Additional actions were taken to align production rates and headcount with demand. Lower SG&A in the segment was mostly related to lower incentive compensation rates resulting from lower than targeted operating results along with lower discretionary spending in the quarter in response to lower sales volumes.

Farm, Ranch, and Agriculture
The FRAG segment reported third quarter 2015 sales of $71.1 million, a decrease of $7.5 million, or 9.6 percent, from the third quarter of 2014. The reduction in sales was the result of lower volumes of log splitters and agriculture attachments. Log splitter volumes are down compared to the strong third quarter of 2014, while the agriculture attachments have been negatively impacted by the continued weak overall agriculture machinery market conditions. The change in segment sales for the comparable third quarter periods is illustrated below.

Change in FRAG Segment Sales
(In millions; amounts may not sum due to rounding)	Sales	Change
Third quarter 2014	$78.6
Increase / (Decrease)
Foreign Exchange Translation	(0.3)	(0.4)%
	78.3	(0.4)%
Unit Volume	(7.7)	(9.8)%
Selling Price / Mix	0.5	0.6%
Third quarter 2015	$71.1	(9.6)%

Segment backlog was $22.0 million at September 30, 2015 compared to $32.0 million at September 30, 2014 on generally weaker agriculture machinery market conditions.

The FRAG segment had $7.2 million of Adjusted EBITDA in the third quarter of 2015, including $2.3 million of allocated shared services expenses. The change in FRAG contribution to operating income and Adjusted EBITDA for the comparable third quarter periods is presented below.

Change in FRAG Segment Contribution to Operating Income and Adjusted EBITDA
(In millions; amounts may not sum due to rounding)
	Contribution to Operating Income	As a Percent of Segment Sales	Depreciation, Amortization, and Other	Adjusted EBITDA	As a Percent of Segment Sales
Third quarter 2014	$2.2	2.8%	$5.5	$7.8	9.9%
Increase / (Decrease)
Steel Costs	0.4
Foreign Exchange Translation	0.1
	2.7	3.4%
Unit Volume	(1.7)
Selling Price / Mix	0.5
Costs / Mix	0.3
	1.7	2.4%
Acquisition accounting(1)	0.3
Acquired intangible asset impairment	0.1
Third quarter 2015	$2.1	3.0%	$5.0	$7.2	10.1%

(1) Represents change in non-cash acquisition accounting impact for all FRAG business units

The impact of lower sales volumes was partially offset by increases in average pricing and favorable overall costs. Cost/mix was favorable compared to the third quarter of 2014 mostly as a result of reduced compensation costs, including incentive compensation.

Corporate and Other
Corporate and Other net operating expense was $5.8 million, an increase of $0.6 million compared to the third quarter of 2014. Increased Corporate and Other net expense in the third quarter of 2015 was primarily the result of an increase in restructuring charges related to realignment of production staffing and pension restructuring, partially offset by lower incentive compensation expense.

Net Income
Net income was lower in the third quarter of 2015 compared to the same quarter in 2014, mostly due to lower operating income in the quarter. Net interest expense decreased $0.6 million in the third quarter of 2015 on lower interest rates after the Company refinanced its Senior Credit Agreement in early May 2015. Other expense was $1.9 million compared to other income of $3.0 million in the third quarter of 2014. Other expense in the third quarter of 2015 was driven by foreign currency exchange impacts on non-operating assets held outside the U.S., among other items. Income tax expense was impacted by recording the one-time net benefit of foreign tax credits that the Company expects to claim on amended returns for prior years. The change in net income for the third quarter of 2015 compared to the third quarter of 2014 is summarized in the table below.

Change in Consolidated Net Income
(In millions, except per share data; amounts may not sum due to rounding)	Pre-tax Income	Income Tax Effect	Net Income	Diluted Earnings per Share
Third Quarter 2014 Results	$22.4	$6.3	$16.1	$0.32
Change due to:
Decrease in operating income (loss) excluding acquisition accounting	(10.0)	(2.8)	(7.2)	(0.15)
Acquired intangible asset amortization and impairment	0.6	0.2	0.4	0.01
Decreased net interest expense	0.6	0.2	0.5	0.01
Change in other expense	(4.9)	(1.4)	(3.5)	(0.07)
Change in income tax rate	—	(6.0)	6.0	0.12
Third Quarter 2015 Results	$8.8	$(3.5)	$12.3	$0.25

Cash Flow and Debt
As of September 30, 2015, the Company had net debt of $367.0 million, an increase of $10.1 million from December 31, 2014 and a decrease from June 30, 2015 of $28.2 million. The Company generated positive free cash flow of $26.0 million in the third quarter of 2015 compared to $37.9 million in the third quarter of 2014. The decrease in free cash flow in the third quarter of 2015 compared to last year was driven mostly by reduced operating profit and reduced cash flow generated from working capital. The decrease in net debt since June 30, 2015 was primarily the result of positive free cash flow. The Company defines free cash flow as cash flows from operating activities less net capital spending. The ratio of net debt to last-twelve-months ("LTM") Adjusted EBITDA was 3.3x as of September 30, 2015, which is higher compared to December 31, 2014 and reflects higher net debt and reduced Adjusted EBITDA.

2015 Financial Outlook
As a result of the continued currency headwind and soft market conditions, the Company has revised its estimate for fiscal year 2015 sales and Adjusted EBITDA. The Company expects sales to range between $820 million and $840 million, operating income to range between $47 million to $53 million (excluding asset impairments and restructuring charges), and Adjusted EBITDA to range between $100 million and $105 million. The Company's outlook for sales assumes FLAG segment sales decline 13 percent to 14 percent and FRAG segment sales decline between nine percent and 13 percent, both compared to 2014 levels. Within 2015 guidance, steel material costs are expected to decrease by $2 million to $3 million compared to 2014. At recent U.S. Dollar currency trading levels, the impact of translating foreign operation to U.S. Dollars is expected to reduce sales by $35 million to $40 million and to be unfavorable to operating income and Adjusted EBITDA by approximately $1.0 million. Free cash flow in 2015 is expected to range between $10 million and $20 million, after approximately $35 million to $38 million of capital expenditures. Interest expense is expected to be approximately $14.5 million to $15.5 million in 2015.

A comparison of key operating indicators for 2014 actual results and the 2015 outlook is provided in the table below.

(In millions)	2014 Actual	2015 Outlook Midpoint
Sales	$944.8	$830.0
Operating Income (Loss) (1)	64.2	(11.9)
Adjusted EBITDA	138.0	102.5
Free Cash Flow	45.6	15.0
Net Capital Expenditures	37.1	36.5
Net Debt at Period End (2)	356.9	369.5
Net Debt/Adjusted EBITDA	2.6x	3.6x
(1) 2014 and 2015 Operating Income (Loss) includes $21.1 million and $63.3 million, respectively, of non-cash charges related to impairment of acquired intangible assets
(2) 2015 Outlook does not include potential share repurchases for the period October 1, 2015 through December 31, 2015

Adjusted EBITDA and Free Cash Flow are non-GAAP measures and are reconciled to Operating Income and Cash Flow from Operations in the attached financial data table.

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Blount is a global manufacturer and marketer of replacement parts, equipment, and accessories for consumers and professionals operating primarily in two market segments: Forestry, Lawn, and Garden (“FLAG”); and Farm, Ranch, and Agriculture (“FRAG”). Blount also sells products in the construction markets and is the market leader in manufacturing saw chain and guide bars for chain saws. Blount has a global manufacturing and distribution footprint and sells its products in more than 110 countries around the world. Blount markets its products primarily under the OREGON®, Carlton®, Woods®, TISCO, SpeeCo®, ICS® and Pentruder® brands. For more information about Blount, please visit our website at http://www.blount.com.

“Forward looking statements” in this release, including without limitation Blount’s “outlook,” “expectations,” “beliefs,” “plans,” “indications,” “estimates,” “anticipations,” “guidance” and their variants, as defined by the Private Securities Litigation Reform Act of 1995, are based upon available information and upon assumptions that Blount believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that Blount may achieve in the future. In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, and raw material costs, especially with respect to the price of steel, the presumed relationship between backlog and future sales trends and certain income tax matters, as well as being subject to the uncertainty of the current global economic situation. To the extent that these assumptions are not realized going forward, or other unforeseen factors arise, actual results for the periods subsequent to the date of this announcement may differ materially.

Blount International, Inc. Financial Data (Unaudited)

Condensed Consolidated Statements of Income (Loss)	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands, except per share data)	2014	2015	2014	2015
Sales	$245,224	$209,171	$712,607	$627,876
Cost of goods sold	173,274	150,269	504,972	456,033
Gross profit	71,950	58,902	207,635	171,843
Selling, general, and administrative expenses	46,742	41,311	137,287	128,779
Facility closure and restructuring charges	254	2,124	2,254	2,124
Impairment of acquired intangible assets	1,419	1,325	1,419	63,299
Operating income (loss)	23,535	14,142	66,675	(22,359)
Interest expense, net of interest income	(4,131)	(3,492)	(13,082)	(11,535)
Other income (expense), net	3,019	(1,888)	3,262	1,627
Income (loss) before income taxes	22,423	8,762	56,855	(32,267)
Provision (benefit) for income taxes	6,295	(3,504)	17,852	(4,033)
Net income (loss)	$16,128	$12,266	$39,003	$(28,234)

Basic net income (loss) per share:	$0.32	$0.25	$0.79	$(0.58)
Diluted net income (loss) per share:	$0.32	$0.25	$0.78	$(0.58)
Weighted shares used in per share calculations:
Basic	49,633	48,476	49,633	48,838
Diluted	50,297	48,635	50,227	48,838

Free Cash Flow	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands)	2014	2015	2014	2015
Net cash provided by operating activities	$49,791	$37,292	$78,529	$47,346
Net purchases of property, plant, and equipment	(11,931)	(11,330)	(26,664)	(29,934)
Free cash flow	$37,860	$25,962	$51,865	$17,412

Segment Information	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands)	2014	2015	2014	2015
Sales:
FLAG	$159,110	$129,696	$484,436	$418,432
FRAG	78,641	71,115	205,871	184,571
Corporate and Other	7,473	8,360	22,300	24,873
Total sales	$245,224	$209,171	$712,607	$627,876
Contribution to operating income (loss):
FLAG	$26,521	$17,787	$78,432	$54,929
FRAG	2,236	2,145	3,944	(61,700)
Corporate and Other	(5,222)	(5,790)	(15,701)	(15,588)
Total operating income (loss)	$23,535	$14,142	$66,675	$(22,359)

Condensed Consolidated Balance Sheets	December 31,	September 30,
(Amounts in thousands)	2014	2015
Assets:
Cash and cash equivalents	$27,254	$25,103
Accounts receivable, net	123,099	107,007
Inventories	163,572	183,671
Assets held for sale	7,200	7,200
Other current assets	41,686	41,225
Property, plant, and equipment, net	169,440	173,526
Other non-current assets	261,419	193,653
Total Assets	$793,670	$731,385
Liabilities:
Current maturities of long-term debt	$15,131	$15,488
Other current liabilities	129,928	119,667
Long-term debt, excluding current maturities	369,072	376,634
Other long-term liabilities	121,982	99,675
Total liabilities	636,113	611,464
Total stockholders’ equity	157,557	119,921
Total Liabilities and Stockholders’ Equity	$793,670	$731,385

Net debt (Current maturities of long-term debt plus
Long-term debt less Cash and cash equivalents)	$356,949	$367,019

Sales and Adjusted EBITDA
(Amounts may not sum due to rounding)

Three Months Ended September 30,	Forestry, Lawn and Garden		Farm, Ranch, and Agriculture		Corporate and Other		Total Company
(Amounts in thousands)	2014 Actual	2015 Actual	2014 Actual	2015 Actual	2014 Actual	2015 Actual	2014 Actual	2015 Actual
Total sales	$159,110	$129,696	$78,641	$71,115	$7,473	$8,360	$245,224	$209,171

Operating income (loss)	26,521	17,787	2,236	2,145	(5,222)	(5,790)	$23,535	$14,142
Depreciation	6,831	6,322	1,240	1,141	65	176	8,136	7,639
Non-cash acquisition accounting charges	412	224	2,871	2,545	175	184	3,458	2,953
Impairment of acquired intangible assets	—	—	1,419	1,325	—	—	1,419	1,325
Stock compensation	—	—	—	—	1,391	1,587	1,391	1,587
Facility closure and restructuring charges	—	—	—	—	254	2,124	254	2,124
Adjusted EBITDA	$33,764	$24,333	$7,766	$7,156	$(3,337)	$(1,719)	$38,193	$29,770

Nine Months Ended September 30,	Forestry, Lawn and Garden		Farm, Ranch, and Agriculture		Corporate and Other		Total Company
(Amounts in thousands)	2014 Actual	2015 Actual	2014 Actual	2015 Actual	2014 Actual	2015 Actual	2014 Actual	2015 Actual
Total sales	$484,436	$418,432	$205,871	$184,571	$22,300	$24,873	$712,607	$627,876

Operating income (loss)	78,432	54,929	3,944	(61,700)	(15,701)	(15,588)	$66,675	$(22,359)
Depreciation	19,116	18,972	3,760	3,688	386	517	23,262	23,177
Non-cash acquisition accounting charges	1,085	672	8,520	7,636	493	554	10,098	8,862
Impairment of acquired intangible assets	—	—	1,419	63,299	—	—	1,419	63,299
Stock compensation	—	—	—	—	3,808	4,371	3,808	4,371
Facility closure and restructuring charges	—	—	—	—	2,254	2,124	2,254	2,124
Adjusted EBITDA	$98,633	$74,573	$17,643	$12,923	$(8,760)	$(8,022)	$107,516	$79,474

Twelve Months Ended December 31,	Total Company
(Amounts in thousands)	2014 Actual	2015 Outlook Midpoint
Total sales	$944,819	$830,000

Operating income (loss)	$64,225	$(11,900)
Depreciation	31,425	31,000
Non-cash acquisition accounting charges	13,600	12,000
Impairment of acquired intangible assets	21,074	63,300
Stock compensation	4,924	6,000
Facility closure and restructuring charges	2,763	2,100
Adjusted EBITDA	$138,011	$102,500